EXHIBIT 4.6


                             BINKS SAMES CORPORATION

                        WAIVER AND FIRST AMENDMENT TO THE
                             NOTE PURCHASE AGREEMENT

                           $15,000,000 7.14% SERIES A
                        SENIOR NOTES DUE DECEMBER 6, 2008


                                         September 23, 1997



The Equitable Life Assurance
  Society of the United States
c/o Alliance Corporate Finance
  Group Incorporated
1345 Avenue of the Americas, 39th Floor
New York, New York  10105

Ladies and Gentlemen:

         In response to the request of Binks Sames Corporation (the "Company"), The Equitable Life Assurance Society of the United States, the sole owner (the "Majority Holder") of $15,000,000 aggregate principal amount of the 7.14% Series A Senior Notes of the Company due December 6, 2008 (the "Notes") issued under that certain Note Purchase Agreement dated as of November 30, 1993 (the "Agreement"), pursuant to Section 15.2 of the Agreement, hereby:

                  (i) waives any Default or Event of Default under Section 12.1(c) of the Agreement that may have occurred as the result of a violation of Section 10.1 or Section 10.2 during the period from the Closing Date up to but not including the date hereof;

                  (ii) waives any Default resulting from the failure of the Company to comply with Section 10.11 of the Agreement, as calculated on August 31, 1997, and agrees that the first sentence of Section 10.11 of the Agreement shall be hereby amended by deleting the following language "(a) 1.30:1.00 from the Closing Date to November 30, 1995" and replacing it with the following language "(a) 1.40:1.00 from September 1, 1997 to February 28, 1998";

               (iii) agrees, in order to permit the Company to enter into that certain Credit Agreement dated as of September 23, 1997, among the Company, the Institutions from Time to Time Parties Thereto as Lenders (the "Banks") and The First National Bank of Chicago as Agent ("Agent") (the "Credit Agreement"), (a) to waive Section 10.1(e) of the Agreement solely for the purpose of permitting: (1) Sames Electrostatic, Inc. to enter into


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         a guaranty of indebtedness from time to time incurred under or pursuant to the Credit Agreement and a guaranty of the indebtedness evidenced by the Notes, in form and substance satisfactory to the Majority Holder (the "Guaranty of the Notes"); and (2) any domestic Subsidiary (as defined in the Credit Agreement) of the Company that is, at any time, a Material Subsidiary (as defined in the Credit Agreement) to enter into a guaranty of indebtedness from time to time incurred under or pursuant to the Credit Agreement, provided the obligations under such guaranty are governed by the terms of the Intercreditor Agreement; and (b) to waive the requirements of Section 9.5 of the Agreement solely for the purpose of permitting: (1) certain pledge agreements to be entered into by the Company wherein the Company shall pledge to the Agent 65% of the issued and outstanding capital stock of each of Sames, S.A., a corporation organized under the laws of France, and Binks Sames
         Limited, a corporation organized under the laws of the United Kingdom; and (2) the Company to execute one or more pledge agreements or share mortgages with respect to 65% of the shares of each Material Subsidiary (as defined in the Credit Agreement), provided the pledge agreements or share mortgages are governed by the terms of the Collateral Sharing Agreement; and

                  (iv) waives any Default or Event of Default resulting from the failure of the Company to comply with Section 4.18(i) of the Agreement by virtue of the Company having provided certain retired employees with health insurance pursuant to Retirement Income Contracts, in the forms attached hereto as Exhibits B and C.

         The amendments and waivers set forth in clauses (i) through (iv) of the first paragraph of this Waiver and First Amendment shall become effective at such time as:

                  (i) the Majority Holder shall have indicated its written consent to such amendments and waivers by executing and delivering a counterpart of this Waiver and First Amendment to the Company;

                  (ii) the Agent, the Banks and the Company shall have executed and delivered a counterpart of a Collateral Sharing Agreement, dated the date hereof, in form and substance satisfactory to the Majority Holder;

                  (iii) Sames Electrostatic, Inc. shall have executed and delivered the Guaranty of the Notes;

                  (iv) the Agent, the Company and Sames Electrostatic, Inc. shall have executed and delivered a counterpart of an Intercreditor Agreement, dated the date hereof, in form and substance satisfactory to the Majority Holder; and

                  (v) the Company shall have paid the Majority Holder a fee in the amount of $22,500, by wire transfer of immediately available funds to the Majority Holder's account specified for receipt of payments in respect of the Notes pursuant to the Agreement.


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         The Company agrees to pay the statement for reasonable fees and disbursements of the Majority Holder's special counsel presented to the Company in connection with this Waiver and First Amendment.

         The Company hereby represents that Exhibit A hereto sets forth a correct and complete list and brief description of all Funded Debt of the Company (including the Notes) and its Subsidiaries and all consensual Liens securing such Debt as of the date hereof, after giving effect to the execution and delivery of this Waiver and First Amendment and the agreements and documents referred to herein as being executed and delivered in connection herewith.

         The Majority Holder hereby represents that (i) it is the sole owner of the Notes issued under the Agreement, (ii) the Equitable Variable Life Insurance Company ("Equitable Variable") is no longer in existence and (iii) Equitable Variable is not a necessary party to the effectiveness of this Waiver and First Amendment.

         This Waiver and First Amendment shall be deemed to be entered into simultaneously with, and shall be deemed for all purposes to be effective as of the date of, the Credit Agreement.

         The Agreement, as amended hereby, shall continue in full force and effect. All capitalized terms used herein, unless otherwise defined herein, shall have the same meanings assigned to them in the Agreement.

         Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof. Except as expressly provided herein, this Waiver and First Amendment shall not be deemed
(a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (b) to prejudice any right or rights which the holders of the Notes may have in the future under or in connection with the Agreement or the Notes.

         This Waiver and First Amendment shall be construed in accordance with and shall be governed by the internal laws of the State of New York.

         This Waiver and First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Waiver and
First Amendment to be executed by their duly authorized representatives, all as of the day and year first above written.

                                         THE EQUITABLE LIFE ASSURANCE
                                         SOCIETY OF THE UNITED STATES

                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         BINKS SAMES CORPORATION

                                         By:/s/ DORAN J. UNSCHULD
                                         --------------------------------------
                                         Name:  Doran J. Unschuld
                                         Title: Chief Executive Officer



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                  This Agreement, as amended hereby, shall continue in full
         force and effect. All capitalized terms used herein, unless otherwise defined herein, shall have the same meanings assigned to them in the Agreement.


                                        THE EQUITABLE LIFE ASSURANCE
                                        SOCIETY OF THE UNITED STATES

                                        By:/s/ JOEL SEREBRANSKY
                                        ----------------------------------------
                                        Name:  Joel Serebransky
                                        Title: Investment Officer